FIRST CHOICE QUANTUM EQUITY FUND
                      A Series of First Choice Funds Trust



                               February ___, 1998



First Data Distributors, Inc.
4400 Computer Drive
Westborough, MA 01581


              Rule 12b-1 Distribution Plan and Agreement Supplement


Dear Sirs or Madams:

     This will confirm the agreement between First Choice Funds Trust (the "Trust") and First Data Distributors, Inc. (the "Distributor") as follows:

         The First Choice Quantum Equity Fund (the "Fund") is a series portfolio of the Trust which has been organized as a business trust under the laws of the State of Delaware and is an open-end management investment company. The Trust and the Distributor have entered into a Rule 12b-1 Distribution Plan and Agreement, dated February ___, 1998 (as from time to time amended and supplemented, the "Master Agreement"), pursuant to which the Distributor has agreed to pay broker-dealers and other financial intermediaries for rendering certain distribution related services, as more fully set forth therein. Certain capitalized terms used without definition in this Supplement have the meaning specified in the Master Agreement.

         The Trust agrees with the Sponsor as follows:

         1. Adoption of Master Agreement. The Master Agreement is hereby adopted for the Fund. The Fund shall be one of the "Funds" referral to in the Master Agreement; and its shares shall be a "Series" of shares as referred to therein.

         2. Payment of Fees. Payments pursuant to the Master Agreement and this Supplement are paid in accordance with paragraph 3 of the Master Agreement and at an annual rate not in excess of 0.25% of the average daily value of the net assets of the Fund.



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         If the foregoing  correctly sets forth the agreement  between the Trust and the Distributor, please so indicate by signing and returning to the Trust the enclosed copy hereof.


                                                 Very truly yours,

                                            FIRST CHOICE QUANTUM EQUITY FUND,
                                            a Series of First Choice Funds Trust

                                                 By:
                                                 Title:

The foregoing Plan and Agreement is hereby agreed to as of the date hereof:

FIRST DATA DISTRIBUTORS, INC.

By:
      Title: